Exhibit 99.3

Phoenix Capital Group Changes Its Name to Phoenix Energy, Reflecting Its Growth and Technological Innovation

Irvine, CA – January 27, 2025 – Phoenix Capital Group Holdings, LLC is proud to announce its name change to Phoenix Energy One, LLC (“Phoenix Energy”). This new identity encapsulates the company’s transformation from a mineral rights acquisition startup into a vertically integrated energy firm, spanning mineral rights, non-operating working interests, and active operations. The new name of Phoenix Energy reflects the company’s expanded scope, technological advancements, and unwavering commitment to the energy needs of tomorrow.

“The transition to Phoenix Energy reflects the significant milestones we’ve achieved as a company over the past five years,” said Phoenix Energy CEO Adam Ferrari. “Our executive team is excited to have a brand that encapsulates the diversified business we’ve become during this period. Though we started with a narrow focus on our core mission of mineral rights acquisition, we have now established a foothold as a leading oil producer in the Williston Basin through our upstream oil and gas operations division.”

A Unified Vision Across Business Divisions

The name change celebrates the unification of Phoenix Energy’s distinct business divisions including operating and minerals and non-operating working interests. The combination of these divisions creates a cohesive framework that balances risk and maximizes value for the company and its stakeholders.

“Phoenix Energy’s strength lies in its ability to integrate operations, investment strategies, and capital markets under one roof,” said Curtis Allen, CFO. “The new name encapsulates our holistic approach to the energy business and underscores our commitment to delivering value through each of these divisions. Whether it’s through drilling operations, mineral rights, or our investor-focused securities team, Phoenix Energy is positioned to grow and thrive in a competitive marketplace.”

Pioneering New Technology for a Dynamic Industry

As part of its transformation, Phoenix Energy has invested heavily in our specialized technology platforms to help grow the business into the future. The minerals and non-operating working interests division is powered by our internally developed system that leverages advanced data analytics to identify, evaluate, and maximize the potential of high-quality energy assets.

“Technology is not just a tool at Phoenix; it’s a driver of our efficiency and a reflection of our forward-thinking approach in an old, but critical, industry,” said Ferrari. “From asset acquisition to stakeholder engagement, our in-house technology ensures that Phoenix Energy stays ahead of industry challenges while delivering exceptional results.”

A Commitment to Expansion and the Williston Basin

Phoenix Energy’s growth trajectory has been underscored by its focus on the Williston Basin. In September 2024, the company added a second drilling rig, allowing its operating division to expand from North Dakota into nearby Montana. This growth as an oil producer is an ideal complement to its already robust mineral rights portfolio, further solidifying its position as a key player in the Bakken and Powder River Basins.

“Our commitment to the Williston Basin is unwavering,” Ferrari added. “Montana represents a strategic frontier for us, and we’re excited to bring innovative solutions to this region as we expand our footprint and contribute to local economies.”

A Continued Symbol of Resilience and Renewal

While the business name will change to Phoenix Energy, the company will retain its iconic Phoenix logo as a symbol of resilience and renewal. This emblem reflects the company’s journey and commitment to delivering long-term value to investors, employees, and the communities it serves.

About Phoenix Energy

Phoenix Energy is a leading player in the energy investment world, specializing in oil and gas exploration and production across key basins in North America. From the beginning, Phoenix Energy has been focused on maximizing value through smart, efficient operations and a commitment to responsible resource management. With a track record of operational excellence and a growing footprint in the industry, Phoenix Energy is positioned to be a leader in the energy sector for years to come.

Forward Looking Statements

This press release contains forward-looking statements, which are statements regarding all matters that are not historical facts. These forward-looking statements are generally identifiable by forward-looking terminology such as “guidance,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “will,” “would,” “approximately,” “predict,” “potential,” “may,” “continue,” and “assume,” as well as the negative version of such words, variations of such words, and similar expressions referring to the future.

Forward-looking statements are based on our beliefs, assumptions, and expectations, considering currently known market conditions and other factors. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain and involves certain risks and uncertainties, many of which are beyond our control. Our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our actual results to differ materially from the expectations we describe in our forward-looking statements include, but are not limited to: changes in the markets in which we compete; increasing costs of capital expenditures to acquire and develop properties; the continued success of our exploration and production operators; delays in development of and higher capital expenditures in our estimated proved and probable undeveloped reserves; developments in governmental regulations; deviations between the current market value of estimated proved reserves and the present value of future net revenues from our proved reserves; changes in current or future commodity prices; the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate and that any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves; our ability to replace reserves; cybersecurity attacks; the development of our software and its ability to continue identifying productive assets; our current or future levels of indebtedness; repayment of our current or future indebtedness; current and future litigation or other regulatory, administrative, or other legal proceedings; the restatement of our financial statements; and the other factors referenced in our offering circular on Form 1-A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 18, 2024, under the caption “Risk Factors.” Copies of the filing may be obtained from us or the SEC.

You are cautioned that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure you that such statements will be realized or that the forward-looking events and circumstances will occur. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Media Contact

Name: Caroline Scroggins

Email: PublicRelations@phoenixenergy.com

Organization: Phoenix Energy One, LLC

Address: 18575 Jamboree Road, Suite 830, Irvine, CA 92612

Phone: 949-526-8611

Website: https://phoenixenergy.com